SEC FILE NO. 70-7926










                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549







                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS












                                      GPU, INC.
                         JERSEY CENTRAL POWER & LIGHT COMPANY
                             METROPOLITAN EDISON COMPANY
                            PENNSYLVANIA ELECTRIC COMPANY

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549



       -----------------------------------------
                                               :
                 In the Matter of              :
                                               :
          GPU, Inc.                            :
          Jersey Central Power & Light Company :Certificate Pursuant
          Metropolitan Edison Company          :To Rule 24 of Partial
          Pennsylvania Electric Company        :Completion of Transactions
                                               :
                 File No. 70-7926              :
                                               :
          (Public Utility Holding Company Act  :
           of 1935)                            :
                                               :
       -----------------------------------------



          To the Members of the Securities and Exchange Commission:

                 The undersigned, GPU, Inc. (formerly known as General

          Public Utilities Corporation) ("GPU"), Jersey Central Power &

          Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed")

          and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to

          Rule 24 of the General Rules and Regulations under the Public

          Utility Holding Company Act of 1935, that certain of the

          transactions proposed in the Declaration, as amended, filed in

          SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in,

          said Declaration and pursuant to the Commission's Order, dated

          March 18, 1992, and Supplemental Orders, dated October 26, 1994,

          and July 17, 1996, with respect to said Declaration, as follows:

                 1.  During the period July 1, 1997 through September 30,

          1997, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative

          Agent, Citibank Securities, Inc., as Syndication Agent, and

          Citicorp Securities, Inc. and Chase Securities, Inc., as

          Arrangers, and no such borrowings were outstanding thereunder at such date.

                 2.  At the close of business on June 30, 1997, JCP&L,

          Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:


                            Company                  Amount

                            JCP&L                $144,100,000
                            Met-Ed                 30,300,000
                            Penelec                19,000,000


                 3.  During the period July 1,1997 through September

            30, 1997, JCP&L, Met-Ed, and Penelec issued and sold (and

            paid at maturity where such commercial paper matured on or before September 30, 1997) unsecured short-term promissory notes as commercial paper as follows:


          JCP&L

          Date of Issuance       Maturity Date                  Amount

          07/08/97                 07/22/97                   $17,600,000
          07/09/97                 07/23/97                    16,000,000
          07/10/97                 07/17/97                     8,900,000
          07/14/97                 07/28/97                     8,800,000
          07/15/97                 07/29/97                    32,100,000
          07/16/97                 08/04/97                    26,600,000
          07/17/97                 08/08/97                    10,600,000
          07/22/97                 08/19/97                     9,700,000
          07/23/97                 07/30/97                    19,700,000
          07/24/97                 08/07/97                     9,100,000
          07/25/97                 08/15/97                    20,200,000

          JCP&L continued-

          Date of Issuance       Maturity Date                   Amount

          07/31/97                 08/14/97                    $10,300,000
          08/01/97                 08/08/97                     16,400,000
          08/08/97                 08/11/97                      8,000,000
          08/08/97                 08/13/97                      8,500,000
          08/12/97                 08/26/97                     13,700,000
          08/15/97                 08/22/97                     18,100,000
          08/20/97                 08/21/97                     14,700,000
          08/20/97                 08/25/97                     20,700,000
          08/22/97                 08/25/97                      8,400,000
          08/25/97                 09/08/97                     14,300,000
          08/26/97                 09/09/97                     11,100,000
          08/27/97                 09/03/97                     29,100,000
          08/27/97                 09/10/97                     30,100,000
          08/28/97                 08/29/97                      6,800,000
          08/29/97                 09/05/97                     22,800,000
          09/03/97                 09/04/97                     17,000,000
          09/03/97                 09/08/97                     17,000,000
          09/03/97                 09/09/97                     17,600,000
          09/05/97                 09/12/97                     16,600,000
          09/08/97                 09/15/97                     17,200,000
          09/09/97                 09/17/97                     21,800,000
          09/16/97                 09/23/97                     26,100,000
          09/19/97                 09/26/97                      5,900,000



          Met-Ed

          Date of Issuance       Maturity Date                   Amount

          07/03/97                 07/09/97                    $ 8,600,000
          07/07/97                 07/08/97                     12,300,000
          07/08/97                 07/14/97                     11,100,000
          07/09/97                 07/16/97                     10,000,000
          07/10/97                 07/15/97                      7,600,000
          07/11/97                 07/18/97                     14,800,000
          07/14/97                 07/21/97                     11,300,000
          07/15/97                 07/22/97                      2,200,000
          07/16/97                 07/23/97                     11,500,000
          07/17/97                 07/24/97                     10,200,000
          07/18/97                 07/25/97                     14,000,000
          07/21/97                 07/28/97                     13,900,000
          07/23/97                 07/30/97                      9,900,000
          07/24/97                 08/07/97                      7,800,000
          07/25/97                 07/29/97                     13,200,000
          07/29/97                 08/05/97                     11,700,000
          08/01/97                 08/08/97                     22,400,000
          08/08/97                 08/11/97                     15,900,000
          08/08/97                 08/15/97                      5,400,000

          Met-Ed continued-

          Date of Issuance       Maturity Date                   Amount

          08/12/97                 08/19/97                   $ 2,400,000
          08/13/97                 08/19/97                     5,500,000
          08/14/97                 08/15/97                     9,400,000
          08/15/97                 08/22/97                     3,500,000
          08/19/97                 08/26/97                    10,900,000
          08/20/97                 08/21/97                    19,400,000
          08/22/97                 08/25/97                    19,500,000
          08/25/97                 09/02/97                    14,200,000
          08/26/97                 09/09/97                     8,700,000
          08/27/97                 09/03/97                    22,600,000
          09/02/97                 09/09/97                    24,400,000
          09/03/97                 09/10/97                    20,000,000
          09/05/97                 09/08/97                     1,800,000
          09/09/97                 09/15/97                    26,200,000
          09/10/97                 09/12/97                    12,000,000
          09/10/97                 09/16/97                    12,000,000
          09/11/97                 09/18/97                    20,500,000
          09/12/97                 09/19/97                     9,200,000
          09/15/97                 09/22/97                    26,000,000
          09/17/97                 09/24/97                    19,300,000
          09/19/97                 09/25/97                    13,700,000
          09/19/97                 09/26/97                    13,700,000
          09/23/97                 09/30/97                    12,100,000
          09/25/97                 10/06/97                    25,000,000
          09/26/97                 09/29/97                    16,300,000
          09/26/97                 10/10/97                    16,200,000


          Penelec

          Date of Issuance       Maturity Date                   Amount

          07/03/97                 07/07/97                   $ 8,200,000
          07/07/97                 07/08/97                     3,200,000
          07/08/97                 07/14/97                     9,400,000
          07/09/97                 07/11/97                     9,500,000
          07/10/97                 07/17/97                     8,600,000
          07/11/97                 07/18/97                     8,000,000
          07/14/97                 07/21/97                     3,700,000
          07/15/97                 07/22/97                    17,700,000
          07/16/97                 07/29/97                    15,300,000
          07/17/97                 07/24/97                    13,200,000
          07/18/97                 07/25/97                     8,000,000
          07/22/97                 08/04/97                    16,000,000
          07/23/97                 07/30/97                     8,300,000
          07/24/97                 08/07/97                     9,300,000
          07/24/97                 08/14/97                    10,000,000
          07/25/97                 08/08/97                     6,400,000

          Penelec continued-

          Date of Issuance       Maturity Date                   Amount

          07/29/97                 08/12/97                   $17,000,000
          07/31/97                 08/13/97                     7,300,000
          08/01/97                 08/08/97                    14,500,000
          08/08/97                 08/15/97                    17,200,000
          08/11/97                 08/15/97                     8,500,000
          08/12/97                 08/19/97                    17,700,000
          08/13/97                 08/20/97                     5,700,000
          08/14/97                 08/21/97                    12,200,000
          08/15/97                 08/22/97                    27,000,000
          08/19/97                 08/26/97                    12,300,000
          08/22/97                 08/25/97                    25,700,000
          08/25/97                 09/02/97                    22,500,000
          08/26/97                 08/29/97                     9,400,000
          08/27/97                 09/03/97                       400,000
          08/27/97                 09/03/97                    16,700,000
          09/02/97                 09/09/97                    27,400,000
          09/03/97                 09/10/97                    26,400,000
          09/05/97                 09/08/97                    15,400,000
          09/08/97                 09/15/97                     9,700,000
          09/09/97                 09/16/97                    24,800,000
          09/10/97                 09/17/97                    21,000,000
          09/11/97                 09/12/97                    17,500,000
          09/12/97                 09/19/97                    15,700,000
          09/15/97                 09/22/97                    13,300,000
          09/15/97                 09/25/97                    13,400,000
          09/16/97                 09/23/97                    23,300,000
          09/17/97                 09/18/97                    13,400,000
          09/17/97                 09/24/97                    13,400,000
          09/19/97                 09/26/97                    14,500,000
          09/22/97                 09/29/97                     7,400,000
          09/23/97                 09/30/97                    21,500,000
          09/24/97                 09/25/97                    12,300,000
          09/25/97                 10/06/97                    27,300,000
          09/30/97                 10/14/97                    23,000,000

               To summarize the above transactions, at September 30, 1997,

          JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:


                    Company                           Amount

                    JCP&L                         $          0
                    Met-Ed                          41,200,000
                    Penelec                         50,300,000

                 4.  At the close of business on June 30, 1997, the GPU

            Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:


                    Company                         Amount

                    GPU                           $103,900,000
                    JCP&L                           47,400,000
                    Met-Ed                          29,300,000
                    Penelec                         67,000,000


                 During the period July 1, 1997 through September 30, 1997,

            the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:


          GPU

          Issue
           Date     Bank                      Amount        Maturity

          07/01/97  Summit Bank              $ 1,000,000    07/15/97
          07/03/97  Chase Manhattan Bank       2,000,000    07/10/97
          07/07/97  Credit Lyonnais            9,400,000    07/28/97
          07/08/97  Fuji Bank                  5,500,000    07/15/97
          07/09/97  Fuji Bank                 14,500,000    07/14/97
          07/10/97  Banca Popolare Di Milano   8,700,000    07/17/97
          07/11/97  Credit Agricole           14,300,000    07/18/97
          07/14/97  Banca Popolare Di Milano   7,000,000    07/28/97
          07/14/97  Fuji Bank                  8,000,000    07/21/97
          07/15/97  Banca Popolare Di Milano   4,100,000    07/22/97
          07/15/97  First Union Bank           3,000,000    07/16/97
          07/16/97  Summit Bank               12,700,000    07/25/97
          07/17/97  Morgan Guaranty Trust      8,700,000    07/30/97
          07/18/97  Morgan Guaranty Trust     14,800,000    07/29/97
          07/21/97  Banca Popolare Di Milano   7,900,000    08/04/97
          07/22/97  Fuji Bank                 10,100,000    08/05/97
          07/22/97  Summit Bank                7,300,000    08/12/97
          07/23/97  Fuji Bank                  9,200,000    08/06/97
          07/24/97  Chase Manhattan Bank      10,000,000    08/07/97
          07/24/97  PNC Bank                   7,700,000    08/14/97
          07/25/97  Bank of New York           1,000,000    07/28/97
          07/25/97  Summit Bank               12,200,000    08/25/97
          07/28/97  Banca Popolare Di Milano   7,500,000    08/11/97
          07/28/97  Chase Manhattan Bank      10,000,000    08/18/97
          07/29/97  First Union BanK          14,800,000    08/13/97
          07/30/97  First Union Bank           9,900,000    08/27/97

         GPU continued-

          Issue
           Date     Bank                     Amount         Maturity

          07/31/97  Banca Popolare Di Milano   1,000,000    08/14/97
          08/01/97  Merchants of Bangor          200,000    08/22/97
          08/04/97  Banca Popolare Di Milano   7,700,000    08/11/97
          08/05/97  Bank of New York          10,100,000    08/06/97
          08/06/97  Bank of New York          19,300,000    08/07/97
          08/07/97  Bank of New York          29,300,000    08/08/97
          08/08/97  Credit Lyonnais           29,300,000    08/15/97
          08/11/97  Bank of New York          15,300,000    08/12/97
          08/12/97  Banca Popolare Di Milano $14,700,000    08/19/97
          08/12/97  Summit Bank                7,800,000    08/20/97
          08/13/97  Canadian Imperial Bank    14,900,000    08/20/97
          08/14/97  Fuji Bank                  8,800,000    08/21/97
          08/15/97  First Union Bank          29,300,000    08/22/97
          08/18/97  Bank of New York          10,100,000    08/19/97
          08/19/97  Banca Popolare Di Milano  15,700,000    08/22/97
          08/19/97  Bank of New York           9,100,000    08/20/97
          08/20/97  Bank of New York          15,000,000    08/21/97
          08/20/97  Credit Agricole           16,800,000    08/26/97
          08/21/97  Credit Agricole           23,900,000    08/27/97
          08/22/97  Banca Popolare Di Milano  20,000,000    09/03/97
          08/22/97  Morgan Guaranty Trust     25,200,000    09/04/97
          08/25/97  Summit Bank               12,300,000    09/02/97
          08/26/97  Corestates Bank            9,000,000    09/05/97
          08/26/97  Summit Bank                7,700,000    09/05/97
          08/27/97  Bank of New York           4,300,000    09/03/97
          09/02/97  First Union Bank          10,900,000    09/09/97
          09/03/97  Banca Popolare Di Milano  12,100,000    09/10/97
          09/03/97  Summit Bank               12,300,000    09/10/97
          09/04/97  Banca Popolare Di Milano   7,100,000    09/11/97
          09/04/97  Chase Manhattan Bank      20,000,000    09/08/97
          09/05/97  PNC Bank                   9,000,000    09/12/97
          09/05/97  Summit Bank                7,700,000    09/12/97
          09/08/97  Chase Manhattan Bank      10,000,000    09/16/97
          09/08/97  Chase Manhattan Bank      10,000,000    09/18/97
          09/09/97  Fuji Bank                 10,900,000    09/16/97
          09/10/97  Banca Popolare Di Milano  12,700,000    09/17/97
          09/10/97  Summit Bank               12,300,000    09/17/97
          09/11/97  Bank of New York           7,100,000    09/12/97
          09/12/97  Banca Popolare Di Milano   7,300,000    09/19/97
          09/12/97  Fuji Bank                  8,800,000    09/19/97
          09/12/97  Summit Bank                7,700,000    09/19/97
          09/15/97  Bank of New York           4,800,000    09/16/97
          09/16/97  Bank of Pa                15,000,000    09/23/97
          09/16/97  Chase Manhattan Bank       5,800,000    09/23/97
          09/17/97  Banca Popolare Di Milano   8,600,000    09/24/97
          09/17/97  Chase Manhattan Bank       4,200,000    09/18/97
          09/17/97  Summit Bank               12,300,000    09/24/97
          09/18/97  Chase Manhattan Bank      14,200,000    09/25/97

          GPU continued-

          Issue
           Date     Bank                       Amount       Maturity

          09/19/97  Bank of New York         $16,200,000    09/22/97
          09/19/97  Summit Bank                7,700,000    09/26/97
          09/22/97  Fuji Bank                 16,200,000    09/29/97
          09/23/97  Bank of Pa                15,000,000    10/01/97
          09/23/97  PNC Bank                   5,900,000    09/30/97
          09/24/97  Banca Popolare Di Milano   7,900,000    10/01/97
          09/24/97  Summit Bank               12,300,000    10/01/97
          09/25/97  Chase Manhattan Bank      14,100,000    10/06/97
          09/26/97  Merchants of Bangor          100,000    10/10/97
          09/26/97  Summit Bank                7,700,000    10/03/97
          09/29/97  Fuji Bank                 16,200,000    09/30/97
          09/30/97  Credit Agricole           22,200,000    10/14/97



          JCP&L

          Issue
           Date     Bank                       Amount       Maturity

          07/01/97  Citibank                 $11,000,000    07/17/97
          07/02/97  Summit Bank                4,200,000    07/16/97
          07/03/97  Credit Lyonnais           17,400,000    07/16/97
          07/07/97  Chase Manhattan Bank      15,900,000    07/21/97
          07/11/97  Chase Manhattan Bank      26,700,000    07/25/97
          07/17/97  Bank of New York           7,000,000    07/18/97
          07/18/97  Morgan Guaranty           11,000,000    08/11/97
          07/18/97  Morgan Guaranty           10,000,000    08/13/97
          07/29/97  Chase Manhattan Bank      26,600,000    08/12/97
          07/30/97  Chase Manhattan Bank      11,000,000    08/27/97
          07/30/97  Chase Manhattan Bank      11,100,000    08/20/97
          08/04/97  Bank of New York           3,200,000    08/05/97
          08/04/97  Citibank                  15,000,000    08/18/97
          08/11/97  Bank of New York           7,300,000    08/12/97
          08/12/97  Chase Manhattan Bank      13,700,000    08/19/97
          08/13/97  Canadian Imperial Bank     5,100,000    08/20/97
          08/13/97  Fuji Bank                  5,400,000    08/20/97
          08/14/97  Banca Popolare Di Milano   4,300,000    08/21/97
          08/18/97  Bank of New York           4,000,000    08/19/97
          08/19/97  Chase Manhattan Bank      20,000,000    08/22/97
          08/19/97  Fuji Bank                  4,100,000    08/20/97
          08/21/97  Citibank                  11,800,000    08/28/97
          08/22/97  Chase Manhattan Bank      20,000,000    09/03/97
          09/02/97  Chase Manhattan Bank      28,400,000    09/16/97
          09/04/97  Citibank                  15,000,000    09/11/97
          09/04/97  Morgan Guaranty            5,400,000    09/11/97
          09/10/97  Chase Manhattan Bank      21,600,000    09/18/97
          09/10/97  Corestates Bank            7,600,000    09/17/97
          09/11/97  Bank of New York          11,200,000    09/12/97
          09/12/97  Bank of New York           6,500,000    09/15/97

          JCP&L continued-

          Issue
           Date    Bank                      Amount         Maturity

          09/12/97  Citibank                 $15,000,000    09/19/97
          09/15/97  First Union Bank          26,000,000    09/25/97
          09/15/97  Morgan Guaranty           20,900,000    09/22/97
          09/17/97  Chase Manhattan Bank      20,600,000    09/24/97
          09/17/97  Fuji Bank                  9,000,000    09/19/97
          09/18/97  Morgan Guaranty           14,200,000    09/29/97
          09/19/97  Banca Popolare Di Milano  11,400,000    09/26/97
          09/22/97  Chase Manhattan Bank      10,100,000    09/26/97
          09/22/97  Chase Manhattan Bank      10,100,000    09/29/97
          09/23/97  Bank of New York           2,100,000    09/24/97
          09/23/97  Chase Manhattan Bank       5,800,000    09/30/97
          09/23/97  Citibank                  15,000,000    09/30/97
          09/24/97  Chase Manhattan Bank      20,600,000    10/06/97
          09/25/97  First Union Bank          22,900,000    10/08/97
          09/26/97  Banca Popolare Di Milano  12,100,000    10/10/97
          09/26/97  First Union Bank          12,300,000    10/10/97
          09/29/97  Chase Manhattan Bank       2,100,000    10/03/97
          09/29/97  First Union Bank          10,400,000    10/03/97
          09/30/97  Banca Popolare Di Milano  10,000,000    10/14/97
          09/30/97  Credit Agricole            6,400,000    10/14/97
          09/30/97  Swiss Bank                10,000,000    10/14/97



          Met-Ed

          Issue
           Date     Bank                          Amount    Maturity

          07/01/97  Morgan Bank               $ 4,700,000   07/15/97
          07/02/97  Citibank                    3,500,000   07/14/97
          07/24/97  Chase Manhattan Bank Bank   1,000,000   07/25/97
          07/28/97  Chase Manhattan Bank Bank  11,100,000   08/04/97
          07/30/97  Morgan Bank                11,600,000   08/13/97
          07/31/97  Banca Popolare Di Milano    2,300,000   08/14/97
          08/04/97  Bank of New York            8,400,000   08/05/97
          08/05/97  Bank of New York           17,100,000   08/06/97
          08/06/97  Bank of New York            4,400,000   08/07/97
          08/06/97  Fuji Bank                  10,000,000   08/13/97
          08/07/97  Fuji Bank                   9,600,000   08/14/97
          08/11/97  Bank of New York            6,000,000   08/12/97
          08/11/97  Chase Manhattan Bank Bank   7,100,000   08/18/97
          08/13/97  First Union Bank           16,100,000   08/20/97
          08/18/97  Bank of New York            3,700,000   08/19/97
          08/21/97  Bank of New York           16,200,000   08/22/97
          09/15/97  Bank of New York           10,000,000   09/16/97
          09/16/97  Bank of New York           20,900,000   09/17/97
          09/17/97  Merchants Bank of Bangor      600,000   10/01/97
          09/18/97  Bank of New York           19,100,000   09/19/97

          Met-Ed continued-

          Issue
           Date     Bank                        Amount      Maturity

          09/22/97  Bank of New York           $27,300,000  09/23/97
          09/23/97  Bank of New York            12,100,000  09/24/97
          09/24/97  Bank of New York            31,900,000  09/25/97
          09/25/97  Bank of New York            20,000,000  09/26/97
          09/29/97  Chase Manhattan Bank Bank   13,000,000  10/03/97
          09/30/97  Bank of New York            10,300,000  10/01/97



          Penelec

          Issue
           Date     Bank                        Amount      Maturity

          07/01/97  Morgan Bank                $12,900,000  07/15/97
          07/02/97  Morgan Bank                  7,300,000  07/17/97
          07/08/97  Merchants of Bangor            300,000  07/22/97
          07/28/97  Chase Manhattan Bank         5,800,000  08/11/97
          07/30/97  Morgan Bank                  9,300,000  08/20/97
          08/04/97  Morgan Bank                 11,300,000  08/11/97
          08/07/97  Chase Manhattan Bank         2,900,000  08/14/97
          08/11/97  Bank of New York             3,400,000  08/12/97
          08/20/97  Bank of New York             9,500,000  08/21/97
          08/21/97  Morgan Bank                 19,200,000  08/28/97
          08/28/97  Citibank                    15,000,000  09/04/97
          08/28/97  Morgan Bank                  6,000,000  09/11/97
          08/29/97  Chase Manhattan Bank        18,100,000  09/05/97
          09/04/97  Morgan Bank                 12,400,000  09/11/97
          09/10/97  Morgan Bank                  6,600,000  09/17/97
          09/18/97  Morgan Bank                 13,800,000  09/25/97
          09/25/97  Corestates Bank             10,000,000  10/09/97
          09/26/97  First Union Bank             7,300,000  10/10/97
          09/26/97  Morgan Bank                  5,000,000  10/10/97
          09/29/97  Chase Manhattan Bank        11,000,000  10/03/97




                   Each such unsecured promissory note bears interest at a

          rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

          as in effect at the date of borrowing.

                 During the period of July 1, 1997 through September 30,

          1997, the Companies repaid unsecured promissory notes issued to banks, as follows:


          GPU

          Date      Bank                             Amount

          07/03/97  Swiss Bank Corp.              $ 2,500,000
          07/07/97  Bank of Pa                      9,300,000
          07/08/97  Swiss Bank Corp.                5,500,000
          07/09/97  First Union Bank               14,400,000
          07/10/97  Bank of New York                6,700,000
          07/10/97  Chase Manhattan Bank            2,000,000
          07/11/97  Credit Agricole                16,000,000
          07/14/97  Fuji Bank                      14,500,000
          07/15/97  Fuji Bank                       5,500,000
          07/15/97  Summit Bank                     1,000,000
          07/16/97  Canadian Imperial Bank          9,700,000
          07/16/97  First Union Bank                3,000,000
          07/17/97  Banca Popolare Di Milano        8,700,000
          07/18/97  Credit Agricole                14,300,000
          07/21/97  Fuji Bank                       8,000,000
          07/22/97  Banca Popolare Di Milano        4,100,000
          07/22/97  Union Bank of Switzerland      13,300,000
          07/23/97  Canadian Imperial Bank          9,000,000
          07/24/97  Chase Manhattan Bank           17,500,000
          07/25/97  Summit Bank                    12,700,000
          07/28/97  Banca Popolare Di Milano        7,000,000
          07/28/97  Bank of New York                1,000,000
          07/28/97  Credit Lyonnais                 9,400,000
          07/29/97  Morgan Guaranty Trust          14,800,000
          07/30/97  Morgan Guaranty Trust           8,700,000
          08/04/97  Banca Popolare Di Milano        7,900,000
          08/05/97  Fuji Bank                      10,100,000
          08/06/97  Bank of New York               10,100,000
          08/06/97  Fuji Bank                       9,200,000
          08/07/97  Bank of New York               19,300,000
          08/07/97  Chase Manhattan Bank           10,000,000
          08/08/97  Bank of New York               29,300,000
          08/11/97  Banca Popolare Di Milano        7,500,000
          08/11/97  Banca Popolare Di Milano        7,700,000
          08/12/97  Bank of New York               15,300,000
          08/12/97  Summit Bank                     7,300,000
          08/13/97  First Union Bank               14,800,000
          08/14/97  Banca Popolare Di Milano        1,000,000
          08/14/97  PNC Bank                        7,700,000
          08/15/97  Credit Lyonnais                29,300,000
          08/18/97  Chase Manhattan Bank           10,000,000
          08/19/97  Banca Popolare Di Milano       14,700,000
          08/19/97  Bank of New York               10,100,000

          GPU continued-

          Date      Bank                             Amount

          08/20/97  Bank of New York              $ 9,100,000
          08/20/97  Canadian Imperial Bank         14,900,000
          08/20/97  Summit Bank                     7,800,000
          08/21/97  Bank of New York               15,000,000
          08/21/97  Fuji Bank                       8,800,000
          08/22/97  Banca Popolare Di Milano       15,700,000
          08/22/97  First Union Bank               29,300,000
          08/22/97  Merchants of Bangor               200,000
          08/25/97  Summit Bank                    12,200,000
          08/26/97  Credit Agricole                16,800,000
          08/27/97  Credit Agricole                23,900,000
          08/27/97  First Union Bank                9,900,000
          09/02/97  Summit Bank                    12,300,000
          09/03/97  Banca Popolare Di Milano       20,000,000
          09/03/97  Bank of New York                4,300,000
          09/04/97  Morgan Guaranty Trust          25,200,000
          09/05/97  Corestates Bank                 9,000,000
          09/05/97  Summit Bank                     7,700,000
          09/08/97  Chase Manhattan Bank           20,000,000
          09/09/97  First Union Bank               10,900,000
          09/10/97  Banca Popolare Di Milano       12,100,000
          09/10/97  Summit Bank                    12,300,000
          09/11/97  Banca Popolare Di Milano        7,100,000
          09/12/97  Bank of New York                7,100,000
          09/12/97  PNC Bank                        9,000,000
          09/12/97  Summit Bank                     7,700,000
          09/16/97  Bank of New York                4,800,000
          09/16/97  Chase Manhattan Bank           10,000,000
          09/16/97  Fuji Bank                      10,900,000
          09/17/97  Banca Popolare Di Milano       12,700,000
          09/17/97  Summit Bank                    12,300,000
          09/18/97  Chase Manhattan Bank            4,200,000
          09/18/97  Chase Manhattan Bank           10,000,000
          09/19/97  Banca Popolare Di Milano        7,300,000
          09/19/97  Fuji Bank                       8,800,000
          09/19/97  Summit Bank                     7,700,000
          09/22/97  Bank of New York               16,200,000
          09/23/97  Bank of Pa                     15,000,000
          09/23/97  Chase Manhattan Bank            5,800,000
          09/24/97  Banca Popolare Di Milano        8,600,000
          09/24/97  Summit Bank                    12,300,000
          09/25/97  Chase Manhattan Bank           14,200,000
          09/26/97  Summit Bank                     7,700,000
          09/29/97  Fuji Bank                      16,200,000
          09/30/97  Fuji Bank                      16,200,000
          09/30/97  PNC Bank                        5,900,000

          JCP&L

          Date      Bank                           Amount

          07/08/97  First Union Bank              $15,600,000
          07/08/97  Summit Bank                     6,300,000
          07/09/97  Banca Popolare Di Milano        3,800,000
          07/10/97  Banca Popolare Di Milano       16,200,000
          07/11/97  Bank of Pa                      5,500,000
          07/16/97  Credit Lyonnais                17,400,000
          07/16/97  Summit Bank                     4,200,000
          07/17/97  Citibank                       11,000,000
          07/18/97  Bank of New York                7,000,000
          07/21/97  Chase Manhattan Bank           15,900,000
          07/25/97  Chase Manhattan Bank           26,700,000
          08/05/97  Bank of New York                3,200,000
          08/11/97  Morgan Guaranty                11,000,000
          08/12/97  Bank of New York                7,300,000
          08/12/97  Chase Manhattan Bank           26,600,000
          08/13/97  Morgan Guaranty                10,000,000
          08/18/97  Citibank                       15,000,000
          08/19/97  Bank of New York                4,000,000
          08/19/97  Chase Manhattan Bank           13,700,000
          08/20/97  Chase Manhattan Bank           11,100,000
          08/20/97  Canadian Imperial Bank          5,100,000
          08/20/97  Fuji Bank                       5,400,000
          08/20/97  Fuji Bank                       4,100,000
          08/21/97  Banca Popolare Di Milano        4,300,000
          08/22/97  Chase Manhattan Bank           20,000,000
          08/27/97  Chase Manhattan Bank           11,000,000
          08/28/97  Citibank                       11,800,000
          09/03/97  Chase Manhattan Bank           20,000,000
          09/11/97  Citibank                       15,000,000
          09/11/97  Morgan Guaranty                 5,400,000
          09/12/97  Bank of New York               11,200,000
          09/15/97  Bank of New York                6,500,000
          09/16/97  Chase Manhattan Bank           28,400,000
          09/17/97  Corestates Bank                 7,600,000
          09/18/97  Chase Manhattan Bank           21,600,000
          09/19/97  Citibank                       15,000,000
          09/19/97  Fuji Bank                       9,000,000
          09/22/97  Morgan Guaranty                20,900,000
          09/24/97  Bank of New York                2,100,000
          09/24/97  Chase Manhattan Bank           20,600,000
          09/25/97  First Union Bank               26,000,000
          09/26/97  Banca Popolare Di Milano       11,400,000
          09/26/97  Chase Manhattan Bank           10,100,000
          09/29/97  Chase Manhattan Bank           10,100,000
          09/29/97  Morgan Guaranty                14,200,000
          09/30/97  Chase Manhattan Bank            5,800,000
          09/30/97  Citibank                       15,000,000

          Met-Ed

          Date      Bank                             Amount

          07/08/97  Corestates Bank               $ 1,900,000
          07/10/97  First Union Bank               10,400,000
          07/11/97  Credit Agricole                17,000,000
          07/14/97  Citibank                        3,500,000
          07/15/97  Morgan Bank                     4,700,000
          07/25/97  Chase Manhattan Bank            1,000,000
          08/04/97  Chase Manhattan Bank           11,100,000
          08/05/97  Bank of New York                8,400,000
          08/06/97  Bank of New York               17,100,000
          08/07/97  Bank of New York                4,400,000
          08/12/97  Bank of New York                6,000,000
          08/13/97  Fuji Bank                      10,000,000
          08/13/97  Morgan Bank                    11,600,000
          08/14/97  Banca Popolare Di Milano        2,300,000
          08/14/97  Fuji Bank                       9,600,000
          08/18/97  Chase Manhattan Bank            7,100,000
          08/19/97  Bank of New York                3,700,000
          08/20/97  First Union Bank               16,100,000
          08/22/97  Bank of New York               16,200,000
          09/16/97  Bank of New York               10,000,000
          09/17/97  Bank of New York               20,900,000
          09/19/97  Bank of New York               19,100,000
          09/23/97  Bank of New York               27,300,000
          09/24/97  Bank of New York               12,100,000
          09/25/97  Bank of New York               31,900,000
          09/26/97  Bank of New York               20,000,000

          Penelec

          Date      Bank                            Amount

          07/03/97  First Union Bank              $10,000,000
          07/08/97  Summit Bank                     8,100,000
          07/09/97  Corestates Bank                 8,100,000
          07/09/97  Swiss Bank                      2,000,000
          07/10/97  Credit Agricole                13,000,000
          07/15/97  Morgan Bank                    12,900,000
          07/16/97  Chase Manhattan Bank           15,400,000
          07/17/97  Morgan Bank                     7,300,000
          07/22/97  Merchants of Bangor               300,000
          07/23/97  Chase Manhattan Bank           10,400,000
          08/11/97  Chase Manhattan Bank            5,800,000
          08/11/97  Morgan Bank                    11,300,000
          08/12/97  Bank of New York                3,400,000
          08/14/97  Chase Manhattan Bank            2,900,000
          08/20/97  Morgan Bank                     9,300,000
          08/21/97  Bank of New York                9,500,000
          08/28/97  Morgan Bank                    19,200,000
          09/04/97  Citibank                       15,000,000
          09/05/97  Chase Manhattan Bank           18,100,000
          09/11/97  Morgan Bank                     6,000,000
          09/11/97  Morgan Bank                    12,400,000
          09/17/97  Morgan Bank                     6,600,000
          09/25/97  Morgan Bank                    13,800,000



                    To summarize the above transactions, at September 30, 1997 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:


                    GPU                         $ 79,300,000
                    JCP&L                        106,800,000
                    Met-Ed                        23,900,000
                    Penelec                       33,300,000

                                      SIGNATURE

                   PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY

          HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                     GPU, INC.
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY



                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date: October 14, 1997